SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 1, 2000



                            FRONTLINE CAPITAL GROUP
             (Formerly known as Reckson Service Industries, Inc.)

            (Exact name of Registrant as specified in its Charter)




                                   Delaware
                           (State of Incorporation)


       0-30162                                            11-3383642
(Commission File Number)                          (IRS Employer Id. Number)

     1350 Avenue of the Americas
          New York, New York                                    10019
(Address of principal executive offices)                      (Zip Code)



                                (212) 931-8000
             (Registrant's telephone number, including area code)

Item 5.          Other Events

     FrontLine Capital Group (the "Company"), CarrAmerica Realty Corporation ("CarrAmerica"), VANTAS Incorporated ("VANTAS") and HQ Global Workplaces, Inc. ("HQGW") have extended the outside closing date of its merger with and into HQGW, and all related transactions from April 30, 2000 to May 31, 2000. In connection with this extension, the deposit was increased from $35 million to $47.5 million and $2.5 million was paid to CarrAmerica Realty Corporation and the other stockholders of HQGW who are to receive cash pursuant to the merger.

     VANTAS is a subsidiary of the Company and the leading provider of executive office suites in the United States. HQGW is the executive office suites affiliate of CarrAmerica. As indicated above, the merger is scheduled to close on or prior to May 31, 2000. However, there can be no assurance that the financing required under the merger agreement will be successfully obtained or that the merger will be consummated.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

     10.1 First Amendment to Agreement and Plan of Merger by and among VANTAS Incorporated and FrontLine Capital Group (formerly known as Reckson Services Industries, Inc.), on the one hand, and HQ Global Workplaces, Inc. and CarrAmerica Realty Corporation, on the other hand.

     10.2 First Amendment to the Stock Purchase Agreement by and between CarrAmerica Realty Corporation and FrontLine Capital Group (formerly known as Reckson Services Industries, Inc.)

     10.3 First Amendment to the Stock Purchase Agreement by and between CarrAmerica Realty Corporation, OmniOffices (UK) Limited, OmniOffices (Lux) 1929 Holding Company S.A., VANTAS Incorporated and FrontLine Capital Group (formerly known as Reckson Services Industries, Inc.)

     99.1 Press Release

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      FRONTLINE CAPITAL GROUP



                                      By:  /s/ Michael Maturo
                                          -------------------------------
                                          Michael Maturo
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


Date:  May 12, 2000